SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                      Commission File Number:     033-69572
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  BANK OF AMERICA, NATIONAL ASSOCIATION (USA) (AS SERVICER AND ON BEHALF OF THE
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                    NATIONSBANK CREDIT CARD   MASTER TRUST)
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              (Exact name of registrant as specified in charter)

           BLUE HEN CORPORATE CENTER, ROUTE 113, DOVER, DELAWARE 19901
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                                 (302) 672-4321
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


          CLASS A SERIES 1996-1 FLOATING RATE ASSET BACKED CERTIFICATES
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          CLASS B SERIES 1996-1 FLOATING RATE ASSET BACKED CERTIFICATES
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           CLASS A SERIES 1993-2 FIXED RATE ASSET BACKED CERTIFICATES
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           CLASS B SERIES 1993-2 FIXED RATE ASSET BACKED CERTIFICATES
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            (Title of each class of securities covered by this form)

                                      NONE
                                      ----
(Title of all other classes of securities for which a duty to file reports under section 13 or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports

 Rule 12g-4 (a) (1) (i)     [ X ]          Rule 12h-3 (b) (1) (ii)  [     ]
 Rule  12g-4  (a) (1) (ii)  [   ]          Rule 12h-3 (b) (2)(i)    [     ]
 Rule  12g-4  (a)  (2) (i)  [   ]          Rule 12h-3 (b) (2)(ii)   [     ]
 Rule  12g-4  (a)  (2) (ii) [   ]          Rule  15d-6              [     ]
 Rule  12h-3  (b)  (1)  (i) [   ]

Appropriate number of holders of record as of the certification or notice date:
                                        0


 Pursuant to the requirements of the Securities Exchange Act of 1934, Bank of
     America, National Association (USA) (as Servicer and on behalf of the NationsBank Credit Card Master Trust), has caused this certification /notice to be signed on its behalf by the undersigned duly authorized person




Date:     January  30,  2004               By:  /s/  Leslie  Fitzpatrick
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                                           Name:     Leslie  Fitzpatrick
                                           Title:    Senior  Vice  President